EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) dated and effective May 7, 2007 (the “Effective Date”), is made and entered into between Flowserve Corporation (the “Company”) and Mark Blinn (“Executive”).
RECITALS
     A. The Company desires to continue to employ Executive and secure his services for the period provided in this Agreement upon the terms and conditions provided herein and Executive desires to be so employed.
     D. As a condition to the Company’s employment of Executive, the Company desires to receive from Executive certain covenants and agreements.
     E. The Company and Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of Executive.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (collectively “Parties”) agree as follows:
1. Employment.
     (a) Position and Duties of the Executive. During Executive’s employment pursuant to this Agreement, Executive will serve as a Senior Vice President and the Chief Financial Officer of the Company. As Chief Financial Officer, Executive is responsible for the overall financial management and operation of the Company and Affiliated Companies. For purposes of this Agreement, “Affiliated Companies” means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity. The title, powers, and duties of Executive will be more specifically determined by the Company and may be modified by the Company from time to time in its sole discretion. Executive will report to the Chief Executive Officer (“CEO”).
     (b) Performance. During the Term (as defined below), Executive will use his best efforts in performing his duties and will devote on a full-time basis all necessary time, energy and skill in performing his duties. Executive will comply with all the employee policies and written manuals of the Company and Affiliated Companies including the Code of Business Conduct and the Flowserve Financial Management Code of Ethics. Executive will not work for any other business or enterprise during the Term. Executive further agrees that he will not, directly or indirectly, engage or participate in any activity during the Term which may injure the interests of the Company or the Affiliated Companies, whether such interests are business-related, financial or otherwise. Executive may serve on corporate, civic, or charitable boards or committees and manage Executive’s personal investments and affairs, provided that: (1) such activities do not interfere with the performance of Executive’s duties under this Agreement; (2) such activities do not cause Executive to breach his obligations in Section 7 of this Agreement; and (3) Executive keeps the Company informed of Executive’s commitments. Additionally, Executive must notify and seek permission from the Company’s Board of Directors before he can serve as a director on a corporate board of directors. If the Company determines that any of Executive’s corporate, civic or charitable activities are interfering with the performance of Executive’s duties, the Company will notify Executive in writing and provide him thirty (30) days in which to remedy the issue.
2. Term of Employment and Agreement. Executive’s employment with the Company is on an at-will basis, meaning that either Executive or the Company may terminate the employment relationship at any time and for any reason not expressly prohibited by law and in accordance with the provisions of Sections 4, 5 and 6 of this Agreement. The at-will nature of Executive’s employment cannot be modified orally, but may only be modified by a written agreement approved by the Company’s Board of Directors. The actual period of Executive’s employment hereunder is referred to herein as the “Term.” This Agreement will terminate on December 14, 2010 regardless of Executive’s employment status with the Company at the time.
3. Compensation for Employment.
     (a) Salary. During the Term, the Company will pay to Executive a salary to be agreed upon between Executive and the Company, less applicable payroll taxes and normal withholdings, (the “Salary”) for all services rendered by Executive under this Agreement. The payment of the Salary will be made only during the Term, and any termination of employment pursuant to Section 4, 5 or 6 of this Agreement will terminate the Company’s obligation to pay the Salary for periods following the date of such termination of employment. The Company will pay the Salary to Executive in equal installments every other week on the same days of the month the Company pays its other employees, subject to applicable deductions for withholding tax amounts, all in accordance with the normal payroll policies of the Company.
     (b) Stock. On December 14, 2006, the Company granted Executive 30,000 restricted shares of the Company’s common stock (the “Common Stock”) and an option to purchase 30,000 shares of Common Stock, with an exercise price equal to the fair market value of a share of the Common Stock on December 14, 2006 (collectively the grant of restricted shares and the option are referred to herein as the “Equity Grants”). The Equity Grants are subject to the terms and conditions of the applicable award agreements and applicable stock plan(s) and include, without limitation, the following terms: (i) 100% vesting on December 14, 2009, if Executive is still employed by the Company on such date; and (ii) immediate vesting of all shares subject to each Equity Grant if, prior to December 14, 2009, either (x) Executive is not promoted to the Company’s CEO position immediately following the date the Company’s current President and CEO, Mr. Lewis M. Kling, terminates his employment with the Company for any reason, or (y) an individual, other than Executive, is appointed as the Chief Operations Officer (“COO”) of the Company prior to the date that Mr. Kling’s employment with the Company terminates for any reason. If Executive is, however, so promoted to the CEO or COO position, the parties agree that the Equity Grants will be considered part of any grant the Executive receives as a result of the promotion.
     (c) Benefits. During the Term, Executive will be entitled to participate in the employee benefit plans and programs, including paid vacations, generally available to other similarly situated Company employees, subject to the terms, conditions and overall administration of such plans, as such plans may be modified, amended, terminated or replaced from time to time in the sole discretion of the Company.
4. Termination for Cause.
     Termination by the Company with Cause. The Company may terminate the employment of Executive at any time without notice for cause. For purposes of Section 4 of this Agreement, cause means any of the following as determined in the Company’s sole discretion:(i) the Executive’s continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the Executive by the Company’s Board of Directors; (ii) the Executive’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the Executive’s conviction of a felony or his plea of guilty or nolo contendere to a felony, (iv) the Executive’s willful and material breach of his confidentiality obligations under Flowserve’s Code of Business Conduct and/or local law.
          (b) The Company Obligations to the Executive. If Executive is terminated for cause as defined in Section 4, the Company will have no further liability or obligation to the Executive under this Agreement or in connection with his employment, except for (i) any unpaid Salary accrued through the date of termination, (ii) any accrued but unused and unpaid vacation time, (iii) any unreimbursed expenses properly incurred by Executive prior to his last date of employment; and (iv) the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Additionally, the Executive will retain the right to exercise any vested stock options in accordance with the terms and conditions in the Flowserve Corporation 2004 Stock Compensation Plan and any Incentive Stock Agreements and/or Nonqualified Stock Option Agreements to which Executive and the Company are parties. Any rights or benefits Executive has vested under the Flowserve Corporation Retirement Savings Plan (401k Plan), the Flowserve Corporation Cash Balance Plan and/or any other benefit plan of the Company which is not specifically addressed in this Agreement will be governed by the applicable plan documents.
5. Termination Without Cause.
     (a) Termination. The Company may terminate the employment of the Executive upon thirty (30) days written notice without cause, as defined in Section 4(a), for any reason whatsoever, including, without limitation, the death or Disability of the Executive. For purposes hereof, “Disability” means a mental or physical condition which prevents the Executive from performing the essential functions of Executive’s position with the Company, even with reasonable accommodation, for a period of not less than 90 consecutive days.
     (b) The Company’s Obligations to the Executive. Upon termination without cause, as defined in Section 4(a), the Company will have no further liability or obligation to Executive under this Agreement or in connection with his employment, except for (i) any unpaid Salary accrued through the date of termination, (ii) any accrued but unused and unpaid vacation time, (iii) any unreimbursed expenses properly incurred prior to the date of termination, (iv) the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and (v) severance benefits under the Officer Severance Plan in effect at the time this Agreement is executed, subject to the requirements of the Plan. Additionally, all unvested restricted stock and stock options granted to Executive from the Company, including the Equity Grants, will automatically vest upon termination, but any unvested performance shares or restricted stock units which are contingent upon specified levels of financial performance by the Company will then expire. Executive’s right to exercise any vested stock options will be governed by the Flowserve Corporation 2004 Stock Compensation Plan and any Incentive Stock Agreements and/or Nonqualified Stock Option Agreements to which Executive and the Company are parties. Any rights or benefits Executive has vested under the Flowserve Corporation Retirement Savings Plan (401k Plan), the Flowserve Corporation Cash Balance Plan and/or any other benefit plan of the Company which is not specifically addressed in this Agreement will be governed by the applicable plan documents.
     (c) Transition Services. In the event the Company terminates Executive without cause as defined in Section 4, the Company may request Executive to perform transitional services from Executive for a period of time, not to exceed 120 days, following notification of his termination without cause, provided that the Company will continue to pay compensation and provide benefits (as described in Section 3(a) and 3(c) above) to Executive during such period.
6. Resignation by Executive.
     (a) Without Good Reason. Executive may resign his employment with the Company for any reason whatsoever so long as he provides thirty (30) days written notice of his intent to resign his employment to the Company prior to his last date of employment. In the event that Executive resigns without good reason, the Company will have no further liability or obligation to Executive under this Agreement or in connection with his employment hereunder, except for (i) any unpaid Salary accrued through Executive’s last date of employment, (ii) any accrued but unused and unpaid vacation time, and (iii) any unreimbursed expenses Executive properly incurred prior to his last date of employment; and (iv) the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Additionally, the Executive will retain the right to exercise any vested stock options in accordance with the terms and conditions in the Flowserve Corporation 2004 Stock Compensation Plan and any Incentive Stock Agreements and/or Nonqualified Stock Option Agreements to which Executive and the Company are parties. . Any rights or benefits Executive has vested under the Flowserve Corporation Retirement Savings Plan (401k Plan), the Flowserve Corporation Cash Balance Plan and/or any other benefit plan of the Company which is not specifically addressed in this Agreement will be governed by the applicable plan documents.
     (b) With Good Reason. Executive may resign his employment with the Company with good reason under the following circumstances: (i) if the Company has materially breached this Agreement and has failed to cure the breach after Executive has provided the Company at least thirty (30) days written notice of the alleged breach, (ii) Executive is not promoted to the Company’s CEO position immediately following the date Mr. Kling terminates his employment with the Company for any reason, or (iii) an individual, other than Executive, is appointed as the Chief Operations Officer of the Company prior to the date that Mr. Kling’s employment with the Company’s terminates for any reason. In order for Executive’s resignation to be treated as with good reason for purposes of Section 6(b)(ii) or Section 6(b)(iii) of this Agreement, he must resign his employment with the Company and its Affiliated Companies within thirty (30) days following the date he becomes aware of either of these events.
     (c) The Company’s Obligations to the Executive if Executive Resigns With Good Reason.. If Executive resigns his employment with good reason as defined in Section 6(b), the Company will have no further liability or obligation to Executive under this Agreement or in connection with his employment except for (i) any unpaid Salary accrued through Executive’s last date of employment, (ii) any accrued but unused and unpaid vacation time, (iii) any unreimbursed expenses Executive properly incurred prior to Executive’s last date of employment, (iv) the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (v) severance benefits under the Officer Severance Plan in effect at the time this Agreement is executed, subject to the requirements of the Plan; and all unvested restricted stock and stock options granted to Executive from the Company, including the Equity Grants, will automatically vest upon termination, but any unvested performance shares or restricted stock units which are contingent upon specified levels of financial performance by the Company will then expire. The Executive will retain the right to exercise any vested stock options in accordance with the terms and conditions in the Flowserve Corporation 2004 Stock Compensation Plan and any Incentive Stock Agreements and/or Nonqualified Stock Option Agreements to which Executive and the Company are parties. Any rights or benefits Executive has vested under the Flowserve Corporation Retirement Savings Plan (401k Plan), the Flowserve Corporation Cash Balance Plan and/or any other benefit plan of the Company which is not specifically addressed in this Agreement will be governed by the applicable plan documents.

     (d) Transitional Services. If the Executive resigns his employment with good reason as defined in Section 6(b), the Company may request Executive to perform transitional services for a period of time, not to exceed 120 days, following notification of his resignation with good reason, provided that the Company will continue to pay compensation and provide benefits (as described in Section 3(a) and 3(c) above) to Executive during such period.
7. Restrictive Covenants. Executive reaffirms his obligations set forth in the Restrictive Covenants Agreement between the Company and Executive executed by the Parties in 2006, as may be amended from time to time, and any other agreements between the Company and Executive which impose restrictions on Executive’s use of the Company’s confidential information and/or restrictions on Executive’s ability to work for a competitor of the Company, solicit the Company’s employees to leave the Company and/or solicit business from the Company’s customers, as those agreements may be amended from time to time (“Restrictive Covenants Agreements”). The parties agree that nothing in this Agreement nullifies Executive’s obligations as set forth in the Restrictive Covenants Agreements.
8. Delay of Severance Payments. To the extent (i) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment will not be made or commence until the earliest of (x) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Proposed Treasury Regulations under Section 409A of the Code and any other guidance issued under Section 409A of the Code) with the Company; (y) the date Executive becomes “disabled” (as defined in Section 409A of the Code); and (z) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 8 (together with reasonable accrued interest) will be paid to Executive or Executive’s beneficiary in one lump sum.
9. Severability. Should a court determine that any portion of this Agreement is invalid, unenforceable, or void, this determination will not have the effect of invalidating the remainder of the Agreement. Further, the court should construe this Agreement by limiting and reducing it only to the extent necessary to be enforceable under applicable law.
10. Controlling Law. Any dispute in the meaning, effect, or validity of this Agreement will be resolved in accordance with the laws of the State of Texas without regard to any conflict of laws. This Agreement will be governed by and construed under the laws of the State of Texas. Venue of any litigation arising from this Agreement will be in a federal or state court of competent jurisdiction in Dallas County, Texas.
11. Successors. This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. The Company may assign this Agreement to any individual, business, firm, company, partnership, joint venture, organization or other entity who or which may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement is personal to Executive and may not be assigned or delegated by him, and any such purported assignment or delegation will be null and void.

12. No Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party will continue in full force and effect.
13. Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, Executive agrees that during his employment and after the termination of his employment, Executive will not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its current or past employees.
14. Notices. Any notice given hereunder will be in writing and be delivered or mailed by Registered or Certified Mail, Return Receipt Requested:

(a)	to the Company:	General Counsel
Flowserve Corporation
5215 North O’Connor Boulevard, Suite 2300
Irving, Texas 75039

(b)	to Executive:	Mark Blinn
To Be Sent to the Home Address Most Recently on File With the
Company’s EAS Department for Payroll Purposes
     Any party may, by notice given as provided for above, designate a different address. Any notice given hereunder will be effective on the date of receipt.
15. Entire Agreement. There are no oral representations, understanding or agreements with the Company, the Affiliated Companies or any of their officers, directors or representatives covering the same subject matter as this Agreement. Except for the Restrictive Covenants Agreement and any restricted stock, stock option, and/or any restricted stock unit agreements executed by Executive, this Agreement supersedes all previous employment agreements between Executive and the Company and contains the final, complete and exclusive understanding and agreement between the Parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by subsequent written agreement entered into by both Parties; provided, however, that in the event the Company determines, in its sole discretion, that an amendment, modification or supplement is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code and to avoid the imposition of additional tax on Executive, Executive agrees not to unreasonably withhold his consent to such amendment, modification or supplement or to unreasonably condition his consent on the renegotiation by the Company of any other provision of this Agreement.
16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile will be deemed to be their original signatures for any purpose whatsoever.
17. Change in Control. If Executive becomes eligible to receive severance benefits or accelerated vesting of stock option or restricted stock awards under a Company change in control plan or program,

Executive will not be entitled, as the case may be, to severance benefits and/or the acceleration of vesting of stock option or restricted stock awards under this Agreement.
18. Captions. The captions herein are for the convenience of reference of the Parties and are not to be construed as part of the terms of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.

Flowserve Corporation

By:	/s/ Mark A. Blinn

Name:	Mark A. Blinn

Title:	Senior Vice President and Chief Financial Officer

May 7, 2007